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                                                                    EXHIBIT 99.1


                                                           (615) 264-8000


                 SHOLODGE ANNOUNCES SECOND QUARTER 2004 RESULTS


HENDERSONVILLE, Tenn. (August 25, 2004) - ShoLodge, Inc. (NASDAQ:LODG) today announced results for its second quarter and 28-week period ended July 11, 2004.

         Total operating revenues for the second quarter of 2004 were $9.3 million compared with $8.3 million in the second quarter a year ago. The Company reported losses from continuing operations for the second quarter of 2004 of $1.3 million, or $0.25 per share, compared with losses of $1.4 million, or $0.28 per share, in the second quarter of 2003. Net losses after discontinued operations were $319,000, or $0.06 per share, in the second quarter of 2004, compared with net losses of $807,000, or $0.16 per share, in the same period last year.

         For the second quarter of 2004, total revenues from hotel operations were $1.2 million compared with $1.0 million in the second quarter of 2003. Revenue per available room (RevPAR) for the three hotels included in continuing operations was $40.07 in the second quarter of 2004 compared with $33.61 in the second quarter of last year. The three hotels include two AmeriSuites hotels and one GuestHouse Inn.

         The Company transferred five hotels in the fourth quarter of 2002, eight hotels were sold in 2002 and 2003, one hotel was sold in the second quarter of 2004, and two hotels were held for sale as of the end of the second quarter of this year. These two hotels were subsequently sold in the third quarter of this year. The effects of these sixteen hotels are reflected in discontinued operations.

         Total operating revenues for the 28 weeks ended July 11, 2004 were $20.7 million compared with $14.5 million in the same period of 2003. The Company reported losses from continuing operations of $2.6 million, or $0.51 per share, compared with earnings of $597,000, or $0.12 per share, in the prior-year period. Net losses after discontinued operations were $1.4 million, or $0.28 per share, in the first two quarters of 2004, compared with net losses of $348,000, or $0.07 per share, in the first two quarters of 2003.

         For the first two quarters of 2004, total revenues from hotel operations were $2.6 million compared with $1.8 million in the first two quarters of 2003. Revenue per available room (RevPAR) for the three hotels included in continuing operations was $36.36 in the first two quarters of 2004 compared with $31.20 in the first two quarters of last year.

         The first two quarters of 2003 included $5.3 million in lease abandonment income, $597,000 of gains on the sale of properties, and $816,000 of gains from the early extinguishments of debt. Of these items, the first two quarters of 2004 included only $148,000 of gains on the sale of properties.

         "Since the acquisition of the exclusive franchising rights for the GuestHouse Inns & Suites hotel brand just over two years ago, we have been converting both Company-owned




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and franchised Shoney's Inns & Suites to the GuestHouse identity," said Leon
Moore, chief executive officer of ShoLodge. "We now have more hotels operating under one nationally-recognized name that cater to both business and leisure travelers."

         During the second quarter of 2004, the Company converted its 31st Shoney's Inn to the GuestHouse brand. Three former independent hotels were also converted to the GuestHouse brand in the most recent quarter. The conversions brought the total number of GuestHouse locations nationally to 72.

         Moore said that ShoLodge also continued to increase the number of hotels and resort properties served by InnLink, the Company's proprietary reservation center. As of the end of the second quarter of 2004, InnLink served a total of 961 lodging facilities as compared with 819 lodging facilities a year earlier. Moore added that in addition to the Company's increased franchising efforts and continued expansion of our reservation services, it intends to continue to utilize its construction and development expertise as opportunities arise.

         This press release contains forward-looking statements relating to certain matters, which reflect management's best judgment, based on factors currently known and involve risks and uncertainties. Actual results could differ materially from the anticipated results or expectations expressed in the Company's forward-looking statements. Forward-looking information provided by the Company pursuant to the safe harbor established under the Private Securities Litigation Reform Act of 1995 should be evaluated in the context of these factors which are contained in the Company's Securities and Exchange Commission
(SEC) filings, including its periodic reports filed under the Securities Exchange Act of 1934, as amended. Copies of these filings are available upon request from the Company. In addition, the Company disclaims any intent or obligation to update these forward-looking statements



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                                 SHOLODGE, INC.
                         UNAUDITED FINANCIAL HIGHLIGHTS
                    (In thousands, except per share amounts)


                                            12 WEEKS ENDED                28 WEEKS ENDED
                                        -----------------------       -----------------------
                                        7/11/04        7/13/03        7/11/04        7/13/03
                                        --------       --------       --------       --------
Total operating revenues                $  9,255       $  8,327       $ 20,749       $ 14,492

Hotel operating revenues                $  1,214       $  1,020       $  2,571       $  1,807

(Loss) earnings from continuing
   operations                           $ (1,269)      $ (1,410)      $ (2,561)      $    597

Discontinued operations                      950            603          1,167           (945)
                                        --------       --------       --------       --------

Net loss                                $   (319)      $   (807)      $ (1,394)      $   (348)
                                        ========       ========       ========       ========

(Loss) earnings per common share:
   Basic:
     Continuing operations              $  (0.25)      $  (0.28)      $  (0.51)      $   0.12
     Discontinued operations                0.19           0.12           0.23          (0.19)
                                        --------       --------       --------       --------
     Net (loss) earnings per share      $  (0.06)      $  (0.16)      $  (0.28)      $  (0.07)
                                        ========       ========       ========       ========

   Diluted:
     Continuing operations              $  (0.25)      $  (0.28)      $  (0.51)      $   0.12
     Discontinued operations                0.19           0.12           0.23          (0.19)
                                        --------       --------       --------       --------
     Net (loss) earnings per share      $  (0.06)      $  (0.16)      $  (0.28)      $  (0.07)
                                        ========       ========       ========       ========

Average shares outstanding:
   Basic                                   5,007          5,119          5,006          5,119
   Diluted                                 5,007          5,119          5,006          5,119


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